UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	March 8, 2017

OKLAHOMA GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-1097	73-0382390
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

* Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
* Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
* Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
* Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Item 1.02 Termination of a Material Definitive Agreement

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 8, 2017 (the "Closing Date"), Oklahoma Gas and Electric Company ("OG&E"), entered into a new unsecured five-year revolving credit facility (a "New Facility"). The New Facility is scheduled to terminate on March 8, 2022. However, OG&E has the right to request an extension of the revolving credit facility termination date under its respective New Facility for an additional one-year period, which extension option can be exercised up to two times. All such extension requests are subject to majority lender group approval (and only the commitments of those lenders that consent to such extension (or that agree to replace any non-consenting lender) will be extended for such additional period).
OG&E's $450 million New Facility is with Wells Fargo Bank, National Association, as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, Mizuho Bank, Ltd., MUFG Union Bank, N.A., Royal Bank of Canada and U.S. Bank National Association, as Co-Documentation Agents, and the several lenders from time to time parties thereto. OG&E's New Facility replaced its current $400 million revolving credit facility entered into on December 13, 2011, which was terminated on the Closing Date. OG&E's old facility was set to expire on December 13, 2018. As of March 8, 2017, there were approximately $172 million, in principal, of revolving loan borrowings and $1.7 million of standby letters of credit outstanding under OG&E’s old facility. The outstanding letters of credit were assumed under, and the outstanding revolving loans were repaid with borrowings under OG&E’s New Facility on the Closing Date and, as such, will be outstanding under OG&E's New Facility as of March 8, 2017. Borrowings under OG&E’s New Facility shall bear interest at rates equal to either the eurodollar base rate (reserve adjusted, if applicable), plus a margin of 0.69 percent to 1.275 percent, or an alternate base rate, plus a margin of 0.0 percent to 0.275 percent. OG&E’s New Facility has a facility fee that ranges from 0.06 percent to 0.225 percent. Interest rate margins and facility fees are based on OG&E’s then-current senior unsecured credit ratings.
The New Facility provides for issuance of letters of credit, provided that (i) the aggregate outstanding credit exposure shall not exceed the amount of the revolving credit facility and (ii) the aggregate outstanding stated amount of the letters of credit issued under such facility shall not exceed $100 million. Advances under the New Facility may be used to refinance existing indebtedness and for working capital and general corporate purposes of the respective borrower including commercial paper liquidity support, letters of credit, acquisitions and distributions.
The New Facility is unsecured and, under certain circumstances, may be increased by up to $150 million, to a maximum revolving commitment limit of $600 million. Advances of revolving loans and letters of credit under the New Facility are subject to certain conditions precedent, including the accuracy of certain representations and warranties and the absence of any default or unmatured default.
The OG&E New Facility has a financial covenant requiring that OG&E maintain a maximum debt to capitalization ratio of 65 percent, as defined in such New Facility. The OG&E New Facility also contains covenants which restrict OG&E and certain of its subsidiaries in respect of, among other things, mergers and consolidations, sales of all or substantially all assets, incurrence of liens and transactions with affiliates. The OG&E New Facility is subject to acceleration upon the occurrence of any default, including, among others, payment defaults on such facility, breach of representations, warranties and covenants, acceleration of indebtedness (other than intercompany and non-recourse indebtedness) of $100 million or more in the aggregate, change of control (as defined in such New Facility), nonpayment of uninsured judgments in excess of $100 million, and the occurrence of certain ERISA and bankruptcy events, subject where applicable to specified cure periods.
For further information regarding the terms of the New Facility, see the credit agreement which are attached as Exhibit 99.01 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.01
Credit Agreement dated as of March 8, 2017 by and among Oklahoma Gas and Electric Company and JPMorgan Chase Bank, N.A., as Syndication Agent, Mizuho Bank, Ltd., MUFG Union Bank, N.A., Royal Bank of Canada and U.S. Bank National Association, as Co-Documentation Agents, and the lenders from time to time parties thereto. (Filed as Exhibit 99.02 to OGE Energy Corp.'s From 8-K filed March 8, 2017 (File No. 1-12579) and incorporated by reference herein)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OKLAHOMA GAS AND ELECTRIC COMPANY
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller and Chief Accounting Officer

March 8, 2017